Exhibit 10.1

November 3, 2021

ESOUSA Holdings, LLC

211 East 43rd Street, Suite 402

New York, NY 10017

Attention: Michael Wachs

E-mail: michael@esousallc.com

RE:	Exercise price reduction offer of Purchase Warrants (as defined below)

On December 29, 2017, Net Element, Inc. (the “Company”), entered into, and consummated the transactions contemplated by, a Unit Purchase Agreement (the “Purchase Agreement”) with ESOUSA Holdings, LLC, a New York limited liability company (“ESOUSA”). Pursuant to the Purchase Agreement, on December 29, 2017, the Company sold to ESOUSA, among other securities, 404,676 five-year warrants to purchase shares of Company common stock (the “Purchase Warrants”) at a purchase price of $0.125 per share and exercise price of $11.12 per share. The resale of the shares acquired upon exercise of the Purchase Warrants (“Warrant Shares”) has been registered pursuant to a registration statement on Form S-3 (File No. 333-222466) (the “Registration Statement”).

The Company is pleased to offer to ESOUSA the opportunity to exercise of all, but not less than all, of the Purchase Warrants. In consideration for exercising by ESOUSA in full not later than November 4, 2021 (by paying the company in cash the exercise price and not by cashless exercise) all of the Purchase Warrants (the “Warrant Exercise”), the Company hereby offers ESOUSA a temporarily reduced exercise price of the Purchase Warrants to $6.796 per share. Such reduced exercise price of the Purchase Warrants will expire at 5:00 pm (New York City time) on November 5, 2021 and will automatically revert to the original exercise price of $11.12 per share if all of the Purchase Warrants are not exercised by ESOUSA on or before 5:00 pm (New York City time) on November 5, 2021. ESOUSA may accept this offer by signing this letter below, with such acceptance constituting ESOUSA’s exercise in full of the Purchase Warrants for an aggregate exercise price (payable by ESOUSA to the Company in cash) of $2,750,178.10 on or before 5:00 pm (New York City time) on November 4, 2021.

If this offer is accepted on or before on or before 5:00 pm (New York City time) on November 4, 2021, then on or before 9:00 a.m. (New York City time) on November 5, 2021, the Company shall file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder. The Company shall also file prospectus supplements to the Registration Statement disclosing the reduced exercise price of the Purchase Warrants within 2 business days after the exercise. ESOUSA agrees to comply with all applicable securities laws concerning any resale of the Warrant Shares. The terms of the Purchase Warrants, including, but not limited to, the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal notice of exercise.

To accept this offer, ESOUSA must counter execute this letter agreement and return the fully executed agreement to the Company on or before 5:00 pm (New York City time) on November 4, 2021.

Sincerely yours,

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Oleg Firer, CEO

Accepted and Agreed:

ESOUSA HOLDINGS, LLC

By: _/s/ Michael Wachs____

Name: Michael Wachs

Title: Managing Member